UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of Earliest Event Reported): October 15, 2007

COMMERCEPLANET, INC.
(Exact Name of Small Business Issuer as Specified in Its Charter)

UTAH	333-34308	87-052057
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

30 South La Patera Lane, Suite 7
Goleta, California 93117
(Address of Principal Executive Offices)

(805) 964-9126
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.
Item 2.01.  Completion of Acquisition or Disposition of Assets.

On October 15, 2007, we agreed to acquire Iventa Corporation pursuant to an Agreement and Plan of Merger and an Agreement of Merger entered into on October 12, 2007, and October 15, 2007, respectively.

Pursuant to the Agreement and Plan of Merger and the Agreement of Merger, Iventa Corporation merged with I-Corp. Acquisition Sub, Inc., our wholly-owned subsidiary, with Iventa Corporation as the surviving entity.  Upon completion of the merger, all shares of Iventa Corporation owned directly or indirectly by Iventa or any subsidiary of Iventa were cancelled.  After the merger of Iventa Corporation with I-Corp. Acquisition Sub, Inc., Iventa Corporation merged with I-Corp. Merger Sub, LLC, our wholly-owned subsidiary, with I-Corp. Merger Sub, LLC as the surviving entity. We intend for I-Corp Merger Sub, LLC to change its name to Iventa, LLC after the merger is closed.

As consideration for the acquisition, the holders of all 12,839,950 outstanding shares of Iventa Corporation common stock will be issued an aggregate of $1,245,609 of our restricted common stock at $0.73 per share. Thus, we will issue 1,706,313 shares of our restricted common stock on a pro rata basis to the Iventa stockholders. This equals a conversion rate of approximately 0.132891 shares of our restricted common stock per share of Iventa Corporation common stock.

The Agreement and Plan of Merger provides for additional compensation to the Iventa stockholders as follows:

•
If the Iventa business unit produces at least $800,000 of net profit by the first anniversary of the closing date of the merger, we will pay the Iventa stockholders an aggregate of $300,000 in shares of our restricted common stock, and if the Iventa business unit produces at lease $1,000,000 of net profit in the same time period, we will pay the Iventa stockholders an aggregate of $500,000 shares of our restricted common stock.

•
For the period beginning on the first anniversary of the closing date of the merger and ending on the second anniversary of the closing date, if the Iventa business unit produces at least $2,400,000 of net profits, we will pay the Iventa stockholders an aggregate of $300,000 in shares of our restricted common stock plus an additional $300,000, payable in cash, and if the Iventa business unit produces at least $3,000,000 of net profits in the same period, we will pay Iventa stockholders an aggregate of $500,000 in shares of our restricted common stock plus an additional $500,000 payable in cash.

•	We agreed to pay $305,000 of Iventa’s liabilities upon closing of the merger.

The foregoing description of the Agreement and Plan of Merger and Agreement of Merger is qualified in its entirety by, and made subject to, the more complete information set forth in the Agreement and Plan of Merger, included as Exhibit 2.1, and Agreement of Merger, included as Exhibit 2.2, filed herewith.

Item 1.01.  Entry into a Material Definitive Agreement.

On October 15, 2007, we entered into an Employment Agreement with Jamison Stafford to serve as the President of Iventa, LLC. Mr. Stafford will receive an annual salary of $175,000 and a quarterly bonus equal to 3% of the net profit of the Iventa business unit.

Under the terms of the Employment Agreement, we agreed to adopt an equity incentive plan within 30 days of entering into the agreement.  Further, under the terms of the Restricted Stock Unit Agreement to be executed in connection with Mr. Stafford's employment, we agreed to issue to Mr. Stafford 1,712,328 shares of restricted stock under the equity incentive plan, once adopted.

Mr. Stafford founded Iventa Corporation in 2000.  He was Iventa’s President, Chief Executive Officer and Chief Financial Officer from 2002 to 2007, and has been its Chairman of the Board and Chief Architect since 2002.  Before founding Iventa, Mr. Stafford was a Technology Consultant at Price Waterhouse from 1996 to 2000, where he served in various capacities, ranging from Developer to Project Manager.   Mr. Stafford graduated with honors from the Eli Broad College of Business at Michigan State University in 1996, with a major in Marketing, and received a certificate in Systems Development from Price Waterhouse in 1997.

The foregoing description of the Employment Agreement is qualified in its entirety by, and made subject to, the more complete information set forth in the Employment Agreement, included as Exhibit 10.1, filed herewith.

This report contains forward-looking statements that involve risks and uncertainties.  We  generally  use  words  such  as  “believe,”  “may,” “could,” “will,”  “intend,”  “expect,”  “anticipate,”  “plan,” and similar expressions to identify  forward-looking  statements.  You should not place undue reliance on these forward-looking statements.  Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks described in our Form 10-KSB and other reports filed with the Securities and Exchange Commission.  Although we believe  the  expectations  reflected  in  the  forward-looking  statements  are reasonable,  they  relate  only to events as of the date on which the statements are  made,  and  our  future  results,  levels of activity, performance or achievements may not meet these expectations.  We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

ITEM 9.01.  Financial Statements and Exhibits

Exhibit Number	Description

2.1
Agreement and Plan of Merger between the Company, I-Corp. Merger Sub, LLC, I-Corp. Acquisition Sub, Inc., Iventa Corporation and Jamison Stafford, personally and as the representative of Iventa stockholders, dated October 12, 2007.

2.2	Merger Agreement between the Company, I-Corp. Acquisition Sub, Inc. and Iventa Corporation, dated October 15, 2007.

10.1	Employment Agreement between Iventa Corporation, I-Corp. Acquisition Sub, Inc. and Jamison Stafford, dated October 15, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 19, 2007	By: /s/ Michael Hill
Name: Michael Hill
Title: Chief Executive Officer